INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A of The DLB Fund Group (File No. 33-82366) of our reports each dated December 8, 2000 appearing in the annual reports to shareholders for the year ended October 31, 2000, of the DLB Fixed Income Fund, DLB High Yield Fund Fund, DLB Value Fund, DLB Disciplined Growth Fund (now known as the DLB Enhanced Index Core Equity Fund), DLB Core Growth Fund, DLB Technology Fund, DLB Small Company Opportunities Fund, DLB Stewart Ivory International Fund and DLB Stewart Ivory Emerging Markets Fund, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Experts" and "Report of Independent Auditors and Financial Statements" in the Statement of Additional Information, all of which are part of this Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 10, 2001